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                                                                       EXHIBIT 4
            SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT

   This Second Amendment to Amended and Restated Loan Agreement ("Amendment") is dated as of the 31st day of January, 1997, by and between PMT SERVICES, INC. ("Borrower"), a Tennessee corporation, and FIRST UNION NATIONAL BANK OF TENNESSEE ("Lender"), a national banking association.

                                  WITNESSETH:

   WHEREAS, Borrower and Lender have previously executed that certain Amended and Restated Loan Agreement dated as of May 31, 1995, as amended by that First Amendment to Amended and Restated Loan Agreement dated as of July 18, 1996 (as amended, the "Loan Agreement") (capitalized terms not otherwise defined herein have the meaning assigned in the Loan Agreement); and

   WHEREAS, Borrower and Lender wish to further amend the Loan Agreement in certain respects;

   NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

   1. The Loan Agreement is hereby amended by revising the reference to "three months" in the first line of Section 1.29 to read "three, six or nine months, as elected by Borrower in its notice of borrowing".

   2. The Loan Agreement is hereby amended by revising it to read in full as follows:

   "Note" means that Fourth Amended and Restated Promissory Note made by Borrower dated as of January 31, 1997, in the principal amount of $20,000,000 payable to the order of Lender and all modifications, extensions, renewals, amendments and restatements thereof.

   3. The Loan Agreement is hereby amended by adding a Section 1.40(a) thereto, reading in full as follows:

   "Permitted Acquisition" means any acquisition by Borrower of a Permitted Subsidiary or all or substantially all of the operating assets of any Person, or assets which constitute all or substantially all of the

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  assets of a division or a separate or separable line of business or operating unit, provided that:

    (i) Borrower or a Permitted Subsidiary, as the case may be, is the surviving entity in any acquisition involving a merger, reorganization or recapitalization;

    (ii) the Person or line of business acquired is in the same line of business as that of Borrower;

    (iii) no Event of Default or Unmatured Default shall exist at the time of such acquisition or would result on a pro forma basis after completion of such acquisition;

    (iv) the acquisition must have been approved by the Board of Directors or other similar governing authority of the seller or acquiree;

    (v) Lender must have issued its prior written consent in the case of any acquisition which (x) singly or in the aggregate with other acquisitions from the same seller or affiliated sellers has a purchase price (including all consideration, however denominated, in connection with the acquisition, and valuing contingent consideration on a basis acceptable to Lender) in excess of $15,000,000.00, or which (y) taken together with all other acquisitions for the same fiscal year, brings the total consideration paid for all such acquisitions, determined in the manner set forth in the preceding sentence, to any amount in excess of $50,000,000.00; provided, however, that for the purpose of this section (y), as long as there are no amounts outstanding under the Revolving Credit Loan, consideration paid for acquisitions by the issuance of Borrower's own stock shall not be counted in calculating the total consideration paid for acquisitions.

  4. The Loan Agreement is hereby amended by changing the value "$25,000" in the third line of Section 1.42.9 thereof to read "$500,000".

  5. The Loan Agreement is hereby amended by adding a Section 1.42(a) thereto reading in full as follows:

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     "Permitted Subsidiary" means any Person (i) of which Borrower directly owns at least a majority of the voting equity interests, determined on a fully diluted basis, (ii) that is a Borrower under this Agreement or a guarantor of the Obligations, as Lender may specify, (iii) that is owned by Borrower in a proportion sufficient to allow Borrower to Control the Person, including the right to cause the Person to make lawful distributions of income, and the financial interest of Borrower therein is freely alienable by Borrower through a security interest granted therein or otherwise, (iv) as to which Borrower has granted to Lender as additional security for the Obligations, a first priority perfected security interest in its stock or other equity interest in the Person pursuant to documentation in form and substance acceptable to Lender and its counsel, with the validity and perfection of the security interest and other matters as Lender may reasonably require confirmed to Lender by an opinion of Borrower's outside counsel satisfactory to Lender in all respects, and with all expenses related to such documentation (including, but not limited to, filing fees and taxes and the reasonable fees and expenses of Lender and its attorneys) to be paid by Borrower, and (v) only if so requested by Lender, which has granted to Lender a first priority perfected security interest in its assets pursuant to documentation in form and substance acceptable to Lender and its counsel, with the validity and perfection of the security interest and other matters as Lender may reasonably require confirmed to Lender by an opinion of Borrower's outside counsel satisfactory to Lender in all respects, and with all expenses related to such documentation (including, but not limited to, filing fees and taxes and the reasonable fees and expenses of Lender and its attorneys) to be paid by Borrower.

  6. Section 2.1 of the Loan Agreement is amended by replacing the words and figures "Seventeen Million Five Hundred Thousand and No/100 Dollars ($17,500,000.00)" with the words and figures "Twenty Million and No/100 Dollars ($20,000,000.00)."

  7. The Loan Agreement is hereby amended by revising Sections 2.2.1 and 2.2.2 thereof to read in full as follows:

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                2.2.1 LIBOR Loans shall bear interest at the rate of one hundred twenty-five (125) basis points above the Adjusted LIBOR Rate, which shall remain fixed for each LIBOR Interest Period.

                2.2.2 Prime Rate Loans shall bear interest at the rate of one-half of one percent (0.50%) below the Prime Rate, as it may change from time to time.

        8. Sections 2.4 and 2.5.3 are amended by replacing the date "November 1, 1996" with "January 31, 1998".

        9. The Loan Agreement is hereby amended by deleting the period at the end of the third sentence thereof and replacing it with the phrase ", and the requested LIBOR Interest Period, if applicable."

        10. The Loan Agreement is hereby amended by revising Section 2.8.1 thereof to read in full as follows:

                2.8.1 Amounts converted to a term loan shall bear interest, at Borrower's election, at either the Prime Rate or Adjusted LIBOR Rate option described in Section 2.2 hereof, or at a fixed rate equal to 200 basis points in excess of the bond equivalent bid side yield of the U.S. Treasury Note with a maturity closest to January 31, 2002.

        11. The Loan Agreement is hereby amended by revising Section 2.8.3 to read in full as follows:

                2.8.3 All remaining principal and interest shall be due and payable on January 31, 2002.

        12. The Loan Agreement is hereby amended by deleting the text of Section
3.1.9 and replacing it with the phrase "[intentionally left blank]," it being the intention by this deletion that the life insurance requirement set forth therein shall no longer apply. Accordingly, the life insurance presently held by Lender to secure the Obligations shall be released.

        13. The Loan Agreement is hereby amended by adding the following as a new final sentence in Section 5.2.5 thereof:

        Without limiting the foregoing, Borrower shall deliver its 10K prepared pursuant to applicable securities laws within ninety (90) days after the end of each fiscal year

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        and shall deliver its 10Q, similarly prepared, within forty-five (45)
        days after the end of each fiscal quarter.

        14. The Loan Agreement is hereby amended by revising Section 6.1 thereof to include the words "shall not" before the word "exceed" in the first line thereof.

        15. The Loan Agreement is hereby amended by revising the ratio required in Section 6.2 thereof from 2.00:1.00 to 1.75:1.00.

        16. The Loan Agreement is hereby amended by deleting the text of Section
6.4 thereof and substituting the phrase "[intentionally left blank]", it being the intention that the net income requirement no longer apply.

        17. The Loan Agreement is hereby amended by revising the text of Section
7.1 to include additional Sections 7.1.7 and 7.1.8 providing in full as follows:

        7.1.7 CERTAIN GUARANTIES. Guaranty obligations (i) in existence as of
March   , 1997, as disclosed to Lender in a written schedule dated as of that date, (ii) with respect to Bankcard America in an amount of up to $1,000,000,
(iii) with respect to Money Transfer Systems in an amount of up to $250,000, and (iv) other guaranty obligations incurred in the ordinary course of business in favor of processing banks with regard to processing operations or in favor of Sirrom Capital Corporation or its Affiliates with regard to other payment servicing companies, subject to the limitations that no guaranty obligation shall be permitted under this Subsection 7.1.7(iv) in excess of the amount of $1,000,000 as to any individual primary obligor and the aggregate guaranty obligations permitted under this Subsection 7.1.7(iv) shall not exceed $25,000,000.

        7.1.7 ADDITIONAL GUARANTIES. Additional guaranty obligations incurred in the ordinary course of business in an amount not exceeding $5,000,000 in the aggregate.

        18. The Loan Agreement is hereby amended by revising the text of Section
7.2 thereof to provide that only Richardson M. Roberts and Gregory S. Daily are covered by the restriction on change in management.

        19. The Loan Agreement is hereby amended by deleting the text of Section
7.3 thereof and substituting the phrase "[intentionally left blank]", it being the intention that the capital expenditure limit no longer apply.

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        20. The Loan Agreement is hereby amended by revising each of Sections
7.5 and 7.8 by deleting the final periods thereof and adding the phrase
", except for Permitted Acquisitions."

        21. Concurrently with the execution hereof, Borrower shall pay Lender a $25,000 commitment fee, which fee is neither refundable nor proratable. Borrower shall also pay all recording costs, attorneys' fees and other fees and expenses incurred in connection with this Amendment.

        22. Borrower warrants to Lender that, after giving effect to this Amendment, no Event of Default or Unmatured Event of Default exists under the Loan Agreement, except as follows. Borrower is a party to certain litigation that needs to be reported to Lender and has guaranteed certain obligations for which Lender's consent is required. On or before March 31, 1997, Borrower shall provide Lender with information sufficient to enable Lender to assess these matters and to issue any necessary consents, should Lender so elect. Additionally, as of the execution of this Amendment, Borrower has several Subsidiaries that are not "Permitted Subsidiaries" under the definition provided above in this Amendment. Lender hereby waives noncompliance with the above requirements as to Subsidiaries until the funding of any advance under the Revolving Credit Loan.

        23. Prior to and as a condition to the funding of any advance under the Revolving Credit Loan, Borrower shall cause Lender to receive (i) the disclosure items referred to in Section 22 above, (ii) stock pledges, guaranties, corporate charters, resolutions and such other documents as Lender may require in connection with the qualification of Subsidiaries as "Permitted Subsidiaries," and (iii) such other amendments, resolutions of Borrower's Board of Directors, opinions of Borrower's counsel and other documents as Lender or its counsel may reasonably require to evidence and secure the Obligations consistent with the requirements of the Loan Agreement as amended hereby. In order to allow time for the preparation and execution of such documentation, Borrower agrees to submit its initial borrowing request under the Loan Agreement at least thirty (30) days prior to the requested disbursement date.

        24. The provisions hereof shall control provisions of the Loan Agreement to the extent the two documents may conflict. The validity and construction hereof shall be determined in accordance with the substantive laws of the State of Tennessee.

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Executed as of the date first written above.


                                  PMT SERVICES, INC.


                                  By: /s/ Clay Whitson
                                     -------------------------------

                                  Title: Chief Financial Officer
                                        ----------------------------


                                  FIRST UNION NATIONAL BANK OF
                                  TENNESSEE


                                  By: /s/ Orville W. Kronk
                                     -------------------------------

                                  Title: Vice President
                                        -----------------------------

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